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                                                                    EXHIBIT 10.3

                               SECOND AMENDMENT TO
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         This Second Amendment to the Greyhound Lines, Inc. (the "Company") Supplemental Executive Retirement Plan is made as of January 20, 1999.

         WHEREAS, the Company previously adopted the Greyhound Lines, Inc. Supplemental Executive Retirement Plan, as restated effective January 1, 1994, and as amended by the First Amendment dated as of December 9, 1996 (the "Plan"); and

         WHEREAS, the Company, having sought the approval of the Compensation and Organization Committee of the Board of Directors of the Company, desires to amend the Plan as set forth herein.

NOW, THEREFORE, the Plan shall be amended as follows.

1. Section 6.3 of the Plan shall be deleted in its entirety and replaced with the following:

                  "Section 6.3 Investment Earnings Credit. Accounts shall be credited as of each Valuation Date with an allocable portion of the earnings of the Trust or with an amount representing an investment return rate on 10-year Treasury notes as of each Valuation Date, plus 150 basis points, whichever is greater, or such other rate as is determined from time to time by the Sponsor."

2. Sections 8.1 (a) and (b) of the Plan shall be deleted in their entirety and replaced with the following:

                  "Section 8.1 Trust Payments.

                  (a) General. Any obligation of the Sponsor to pay benefits hereunder shall be an unsecured promise and any right to enforce such obligation shall be solely as a general creditor of the Sponsor. For the convenience and benefit of the Sponsor and to the extent not inconsistent with the foregoing sentence, the Sponsor may establish one or more irrevocable trusts to hold assets to meet its obligations under the Plan to Participants. However, in the event of a Change in Control as defined in Section 2.1 (e) of the Plan, the Sponsor shall immediately transfer

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                  or cause to be transferred such amounts and rights to a Trust as are necessary to pay all Plan benefits, and shall continue to transfer or cause to be transferred additional amounts and rights as become necessary to pay Plan benefits following the Change in Control.

                  (b) Trust Assets. The property comprising the assets of a Trust established under subsection (a) shall, at all times, remain the property of the Trust. The Trustee shall distribute the assets comprising the Trust in accordance with the provisions of the Plan and Trust, but in no event shall the Trustee distribute the assets of the Trust to or for the benefit of the Sponsor, except as provided in the Trust.

3. Capitalized terms used herein without definition shall have the meaning ascribed to such terms as set forth in the Plan.

                                              GREYHOUND LINES, INC.

                                              By:_______________________________
                                                       Craig R. Lentzsch
                                                       President and CEO

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